Exhibit 4.18
SHARE PURCHASE AGREEMENT
BY AND AMONG
CLAXSON CHILE, S.A.
as “Seller”
AND
CLAXSON INTERACTIVE GROUP, INC.
as “Guarantor”
AND
GRUPO LATINO DE RADIODIFUSIÓN CHILE LIMITADA
AND
GLR SERVICES, INC.
as “Buyers”
dated December 22, 2006

LIST OF ANNEXES
Annex 1.- Corporate Structure Chart. (IARC and Affiliates)
Annex 2.- Breakdown of the purchase price of the shares.
Annex 3.- Escrow Agreement.
Annex 5.- “Avales” and Guaranties.
Annex 8.6.- Financial Statements.
Annex 8.9.- Taxes.
Annex 8.10.- Contracts, Agreements and Practices.
Annex 8.12.- Real and Personal Property.
Annex 8.13.- Trademarks.
Annex 8.15.- Broadcasting Licenses.
Annex 8.16.- Employment and Service Contracts.
Annex 8.19.- Insurance.
Annex 8.20.- By-laws.
Annex 16.- Syndicated Banks’ Consent (Syndicated Loan)

This share purchase agreement (the “Agreement”) is entered into on December 22, 2006, by and among (i) CLAXSON CHILE, S.A., a corporation organized and existing under the laws of Chile, with a registered office at Avenida Eliodoro Yáñez Nº1783, Providencia, Santiago, Chile, Tax Identification (“RUT”) No. 96.863.830-0, represented by José Antonio Ituarte (hereinafter referred to as “SELLER” or “CLAXSON CHILE”); and (ii) CLAXSON INTERACTIVE GROUP, INC., a corporation organized and existing under the laws of the British Virgin Islands, with a registered office at 1550 Biscayne Boulevard, Ground Floor, Miami, FL 33132, United States, represented by _______________________ (hereinafter referred to as “CLAXSON INTERACTIVE” or the “GUARANTOR”), party of the first part; and (i) GRUPO LATINO DE RADIODIFUSIÓN CHILE LIMITADA or GLR CHILE LIMITADA, a limited liability company organized and existing under the laws of Chile, with a registered office at Avenida Los Leones 2255, Oficina 604, Providencia, Santiago, Chile, Tax Identification (“RUT”) No. 8.572.890-4, represented by Jaime de Polanco Soutullo (hereinafter referred to as “GLR CHILE”), and (ii) GLR SERVICES, INC., a corporation organized and existing under the laws of Delaware, United States, authorized to act in the State of Florida, United States, with a registered office at 4770 Biscayne Boulevard, Suite 700, Miami FL 33137, United States, Identification No. F00000002088, represented by Augusto Delkader Teig (hereinafter referred to as “GLR”); GLR CHILE and GLR are hereinafter jointly referred to as the “BUYERS”; and the SELLER and BUYERS are jointly referred to as the “Parties” and individually as a “Party”, subject to the following terms and conditions.
The Parties acknowledge one another’s capacity to enter into this Agreement, and agree as follows:
RECITALS
One) SELLER owns all the shares of IBEROAMERICAN RADIO CHILE, S.A. f/k/a “Iberoamerican Radio Holdings Uno Chile, S.A.”, (hereinafter “IARC”), a corporation organized and existing under the laws of Chile, with a registered office at Avenida Eliodoro Yáñez Nº1783, Providencia, Santiago, Chile, Tax Identification (“RUT”) No. 96.867.990-2, except for one share owned by El Sitio Chile S.A.
Pursuant to the relevant by-laws, the capital stock of IARC amounts to 20,501,956,953 Pesos, represented by 20.468.208 registered shares held as follows:
(a) CLAXSON CHILE owns 20,468,207 shares; and (b) El Sitio Chile S.A. owns one share.
Two) IARC in turn owns:
(i) 8,855,314 shares of Radiodifusión Iberoamerican Chile S.A.;
(ii) 2,680,500 shares of Iberoamerican Radio Holdings Chile S.A.;
(iii) 568,676 shares of Abril S.A.;
(iv) 1 share of Blaya y Vega S.A.; and
(v) 0.1% of the capital stock of Sociedad de Radiodifusión El Litoral Limitada.
Three) Additionally, SELLER owns:
(i) 1 share of Aurora S.A.;
(ii) 1 share of Abril S.A.;
(iv) 1 share of Compañía de Radios S.A.; and

(v) 1 share of Radiodifusora Transitoria S.A.
Four) El Sitio Chile S.A. owns one share of stock of each of the following companies:
(i) 1 share of Radiodifusión Iberoamerican Chile S.A.; and
(ii) 1 share of Iberoamerican Radio Holdings Chile S.A.
All of the abovementioned companies are hereinafter jointly referred to as the “Affiliates”.
The corporate structure of IARC and Affiliates, and the respective interests in their capital stock, is enclosed as Annex 1 hereto.
Five) IARC and the Affiliates operate FM radio broadcasting stations in several cities in Chile, currently known as “Imagina”, “Rock and Pop”, “Concierto”, “Futuro”, “FM Dos”, “Corazón”, “Pudahuel” and “FM Hit” (the “Radio Business”);
Six) SELLER wishes to sell, transfer and assign to BUYERS, and BUYERS wish to buy and acquire from SELLER, all of the shares of IARC held by SELLER, and all of the Affiliates’ shares held by SELLER. BUYERS further wish to buy from El Sitio Chile S.A. all of the shares of IARC and the Affiliates owned by El Sitio Chile S.A.
Now, therefore, in consideration of the premises and further in consideration of the representations, warranties, covenants and other agreements contained herein, the parties enter into this Share Purchase Agreement, in accordance with the following
OPERATIVE PROVISIONS
ARTICLE ONE — SALE OF SHARES
In accordance with the terms of this Agreement and subject to the Condition established in Article Five below, CLAXSON CHILE hereby sells, assigns and transfers to GLR CHILE, and GLR CHILE buys, accepts and acquires, 20,468,207 IARC shares, recorded in the name of CLAXSON CHILE on page 002 of the Stock Record Book of IARC, as evidenced by share certificate No. 007.
Likewise, and subject to the Condition established in Article Five below, CLAXSON CHILE hereby sells, assigns and transfers to GLR CHILE the following shares: (i) one share of Aurora S.A., recorded in the name of CLAXSON CHILE on page 4 of the Stock Record Book of Aurora S.A., as evidenced by share certificate No. 4; (ii) one share of Abril S.A., recorded in the name of CLAXSON CHILE on page 004 of the Stock Record Book of Abril S.A., as evidenced by share certificate No. 11; (iii) one share of Compañía de Radios S.A., recorded in the name of CLAXSON CHILE on page 07 of the Stock Record Book of Compañía de Radios S.A., as evidenced by share certificate No. 13; and (iv) one share of Radiodifusora Transitoria S.A., recorded in the name of CLAXSON CHILE on page 06 of the Stock Record Book of Radiodifusora Transitoria S.A., as evidenced by share certificate No. 12; all of which is bought, accepted and acquired by GLR CHILE.
The shares referred to above, along with the shares referred to above in 6.3 below, make up the whole “Radio Business”.
The shares owned by SELLER and referred to in this Article One, have been fully paid and are sold free and clear of any and all liens, charges, options, pledges and third-party claims (“Liens”), except for certain pledges and prohibitions to encumber and sell as established in accordance with the terms of the Syndicated Loan (as defined in Article Two below) and listed in Annex 5 hereto.

ARTICLE TWO — PRICE AND PAYMENT TERMS
The purchase price of the shares (the “Purchase Price”) referred to in Article One above shall be the amount that results from deducting the amount of the financial liability (hereinafter the “Financial Liability”) outstanding as of the Effective Date (as defined below) under the IARC Syndicated Loan evidenced in a public deed dated April 26, 2000 recorded in Santiago by Eduardo Pinto Peralta, a Notary Public, under No. 8.799-2000, as amended by a public deed dated December 12, 2002 recorded in Santiago by José Musalem Saffie, a Notary Public, under No. 14.261-2002, and as further amended by a public deed dated June 25, 2004 recorded in Santiago by Patricio Zaldívar Mackenna, a Notary Public, under No. 10.671-2004, executed with Corpbanca, Scotiabank and Bank Boston (hereinafter the “Syndicated Loan”), from the amount of seventy five million United States dollars (US$75,000,000). The agent under the Syndicated Loan is Corpbanca. For purposes of the calculation referred to in this paragraph, the amount of the Financial Liability outstanding as of the Effective Date shall be converted into United States Dollars at the exchange rate published on the Effective Date.
In order to calculate the Purchase Price, at least five (5) business days before the Effective Date (as defined below) CLAXSON CHILE shall send to GLR CHILE a certification issued by the agent referred to in the immediately preceding paragraph (the “Certification”), stating the amount of the Financial Liability (principal and interest) as of the month immediately preceding the Effective Date (as defined below). The Parties agree that the Purchase Price includes the purchase price of the shares of El Sitio Chile S.A., in accordance with the provisions of Section 6.3 below.
Buyers shall pay the Purchase Price to CLAXSON CHILE on the Effective Date, in United States dollars, as follows: (a) by allocating the amount of Deposit 1 (as defined in Section 3.4 below) to partial payment of the Purchase Price, which amount shall nevertheless remain deposited in the Escrow Account (as defined below) for the purposes contemplated in Section 3.4 below, whereupon Deposit 2 (if established in accordance with the provisions of Article Three below) shall be made immediately available to, and shall be owned by, CLAXSON CHILE, without any retention or security interest; and (b) the remaining portion of the Purchase Price, that is to say, the Purchase Price minus the amount of Deposit 1 and Deposit 2 (if established), by wire transfer of immediately available funds into the following U.S. Dollar checking account held by CLAXSON CHILE in Banco de Crédito de Inversiones: account No. 11048565.
The breakdown of the Purchase Price per share shall be included in Annex 2 hereto, to be enclosed herewith on the Effective Date (as defined below), and which is made a part hereof for all legal purposes.
ARTICLE THREE — ESCROW ACCOUNT
3.1.	On even date herewith, GLR, acting on its own behalf and on behalf of GLR CHILE, CLAXSON CHILE and The Bank of New York, a banking corporation organized and existing under the laws of the State of New York, United States (hereinafter the “Escrow Agent”), are entering into an escrow account agreement that is enclosed as Annex 3 hereto (hereinafter the “Escrow Agreement”), whereby GLR is depositing an amount of FIVE MILLION UNITED STATES DOLLARS (US$5,000,000) into an account opened at the Escrow Agent (the “Escrow Account”) (hereinafter the “Deposit 1”).
3.2.	Likewise, if the initial term for the Effective Date is extended in accordance with the provisions of Article Five below, Buyers shall deposit in the Escrow Account opened at the Escrow Agent an additional amount of FIVE MILLION UNITED STATES DOLLARS (US$ 5,000,000) (hereinafter the “Deposit 2”).

3.3.	The amounts deposited in the Escrow Account (the Deposit 1 and, if applicable, the Deposit 2) shall be transferred by the Escrow Agent to CLAXSON CHILE in the following events:
(i)	In the event that (a) after all the terms contemplated in Section 5.2 below have expired, Consent for acquisition of IARC Shares by GLR CHILE has not been obtained; or (b) in the event that no Consent has been obtained by the end of Term 1 contemplated in Section 5.2, and GLR CHILE chooses not to extend the term to secure such Consent; or (c) in the event that no Consent has been obtained by the end of Term 2 contemplated in Section 5.2, and GLR CHILE chooses not to extend the term to secure such Consent; or
(ii)	In the event that Buyers fail to discharge their obligation to pay the Purchase Price on the Effective Date, once the Consent has been obtained.
3.4.	On the Effective Date, simultaneously with payment of the Purchase Price as provided by Article Two, Deposit 1 —that is to say, an amount of FIVE MILLION UNITED STATES DOLLARS (US$5,000,000)- shall become the property of CLAXSON CHILE, which amount shall remain deposited in the Escrow Account and shall be pledged in favor of Buyers as security for the accuracy of the “Representations and Warranties” of CLAXSON CHILE and the GUARANTOR made in Article Eight below, and as security for the events of “Indemnity” contemplated in Article Ten below, so that any such indemnities to be paid by CLAXSON CHILE or the GUARANTOR thereunder shall be primarily charged to Deposit 1 until Deposit 1 becomes exhausted, without prejudice to the right of GLR CHILE to seek payment by CLAXSON CHILE and the GUARANTOR of any amounts not covered by Deposit 1, up to the aggregate amount of US$8,000,000, in accordance with the provisions of Section 10.6 below.
3.5.	The amount deposited as security in favor of Buyers (Deposit 1) as established in Section 3.4 above shall be released and made immediately available to CLAXSON CHILE as follows:
(i)	On the second anniversary of the Effective Date: 40%;

(ii)	On the third anniversary of the Effective Date: 40%; and

(iii)	On the sixth anniversary of the Effective Date: 20%.
Notwithstanding the provisions of (i), (ii) and (iii) above, the amount of any Claims by BUYERS or third parties against CLAXSON CHILE and/or the GUARANTOR shall be deducted from the amounts to be released under Deposit 1, until the admissibility or inadmissibility of any such Claim is finally resolved.

3.6.	In the event that CLAXSON CHILE fails to discharge its obligations established in Article Six on the Effective Date, once Consent has been obtained, the Escrow Account (Deposit 1 and, if applicable, Deposit 2) shall be transferred by the Escrow Agent to Buyers.

3.7.	Interest accrued on the Escrow Account shall be distributed as follows:
(i)	to Buyers: until the earlier of the following events has occurred: (x) the Effective Date (such date included); or (y) until expiration of the Term 1, Term 2 or Term 3, as applicable in accordance with the provisions of Section 5.2 below;

(ii)	to CLAXSON CHILE: after the date when any of the events described in paragraph (i) above has occurred.

3.8.	For purposes of this Article, GLR CHILE hereby grants an irrevocable power of attorney in favor of GLR, in the terms of Section 241 of the Commercial Code, so that GLR, acting on its own behalf and on behalf of GLR CHILE, may execute the Escrow Agreement, deposit the amounts referred to in this Article in the Escrow Account, instruct the Escrow Agent to release the amounts deposited in the Escrow Account, and generally represent GLR CHILE in connection with performance under the Escrow Agreement.
ARTICLE FOUR — BANK CREDITORS’ CONSENT
4.1	Before the date hereof, SELLER and BUYERS have obtained the express consent of Corpbanca, Scotiabank and Bank Boston (creditors under the Syndicated Loan, hereinafter the “Bank Creditors”), acting through the Agent Corpbanca, to enter into this Agreement and accordingly to transfer to BUYERS, on the Effective Date, the shares of IARC and the Affiliates held by SELLER and El Sitio Chile S.A. Evidence of Bank Creditors’ consent is included as Annex 16 hereto. For this purpose, GLR CHILE agrees to become a guarantor in favor of the banks under the Syndicated Loan, effective on the Effective Date, in substitution for SELLER, in the same terms as SELLER currently acts as guarantor under the Syndicated Loan.
ARTICLE FIVE — CONDITION PRECEDENT
The effects of the purchase of shares subject matter hereof, without prejudice to those obligations that, by the terms hereof, become due on the date of execution of this Agreement, shall be subject to satisfaction of the following condition precedent:
5.1.	The Parties acknowledge that purchase of shares contemplated in this Agreement requires the Consent of the Anti-trust Court (“TDLC”, as per the Spanish acronym) and accordingly agree to subject the effectiveness and consummation of the purchase transaction contemplated hereby to satisfaction of the condition precedent that consists of obtaining TDLC’s favorable report referred to in Section 38 of Act No. 19.733 (the Press Act) (hereinafter referred to as the “Condition” or the “Consent”). For this purpose, the transaction subject matter hereof shall be consulted by Buyers with TDLC. In order to cooperate with the applicable authorities and facilitate satisfaction of the Condition, Buyers shall also consult TDLC voluntarily in connection with the transaction subject matter hereof, in accordance with the procedure established by Section 31 of Executive Order No. 211, issued in 1973 (DFL-I, published on March 7, 2005).

5.2.	Accordingly, the effectiveness and consummation of the purchase transaction contemplated hereby shall be subject to the Condition being satisfied within 180 calendar days after the date hereof (“Term 1”). This notwithstanding, if the Condition has not been met by the end of that term, GLR CHILE may in its sole discretion extend the term for satisfaction of the Condition for an additional 180 calendar days (“Term 2”) (in any case, GLR CHILE shall first comply with the provisions of Section 3.2 above by making Deposit 2). If the Condition has not been met by the end of the extended term, GLR CHILE may in its sole discretion extend the term for satisfaction of the Condition for an additional 90 calendar days (“Term 3”) (in which case no additional deposit shall be required). If no Consent has been obtained by the end of all the abovementioned terms, the Condition to which consummation and effects of this Agreement are subject shall be regarded as not satisfied. Also, the Condition shall be regarded as not satisfied if no Consent has been obtained by the end of Term 1 and GLR CHILE chooses not to extend the applicable term; or if no Consent has been obtained by the end of Term 2 and GLR Chile chooses not to extend the applicable term. If the Condition is not satisfied, CLAXSON CHILE shall be entitled to receive Deposit 1 and Deposit 2 (if established), in accordance with the provisions of Section 3.3(i) above.

5.3.	After the Effective Date (as defined below), SELLER shall cooperate with BUYERS in order to notify the applicable radio broadcasting authorities about the transfer of shares of SELLER implemented in this Agreement, as well as the resulting change of control of the broadcasting licenses operated by IARC and its Affiliates, at the applicable times.
ARTICLE SIX — EFFECTIVE DATE
6.1.	The date -after the Condition has been met- when the sale transaction subject matter hereof shall be regarded as consummated and shall become effective (the “Effective Date”), shall be the fifth business day immediately following the date when TDLC notifies the Parties about the favorable report provided by Section 38 of the Press Act, in accordance with the provisions of Article Five above, or any other date as the Parties may agree in writing.
6.2.	On the Effective Date, BUYERS shall pay the Purchase Price to SELLER in accordance with the provisions of Article Two above. SELLER in turn shall deliver the following to BUYERS:
(i)	transfer of the shares subject matter hereof, duly signed by SELLER in favor of BUYERS;

(ii)	certificates representing the shares of IARC and the Affiliates subject matter hereof, issued in the name of BUYERS, and shall record all such shares in the name of BUYERS in the Stock Record Books of IARC and the Affiliates;

(iii)	letters of unconditional resignation, effective as of the Effective Date, from all directors of IARC and the Affiliates; and

(iv)	a certificate issued by the General Manager of IARC and the Affiliates, stating thereon that all corporate and accounting books and records of IARC and the Affiliates are available at IARC offices.
6.3.	Additionally, as of the Effective Date, SELLER shall cause El Sitio Chile S.A. —on a “third-party act” basis (“promesa de hecho ajeno”)- to sell, assign and transfer to GLR, by executing the relevant documents of transfer, the following shares owned by El Sitio Chile S.A.:
(i)	one share of IARC, recorded in the name of El Sitio Chile S.A. on page 004 of the Stock Record Book of that company, as evidenced by share certificate No. 0008;

(ii)	one share of Radiodifusión Iberoamerican Chile S.A., recorded in the name of El Sitio Chile S.A. on page 6 of the Stock Record Book of that company, as evidenced by share certificate No. 009; and

(iii)	one share of Iberoamerican Radio Holdings Chile S.A., recorded in the name of El Sitio Chile S.A. on page 7 of the Stock Record Book of that company, as evidenced by share certificate No. 0008.
The purchase price of the shares held by El Sitio Chile S.A. referred to in subsections (i), (ii) and (iii) above is included in the Purchase Price, as provided in Article Two above.

6.4.	All transactions in connection with this Agreement to be carried out on the Effective Date shall take place in Santiago de Chile or elsewhere as mutually agreed by the Parties in writing. Any of the Parties may request that a Notary Public be involved in any such transactions.
ARTICLE SEVEN — PROCEEDINGS FROM THE DATE OF EXECUTION OF THIS AGREEMENT TO THE
EFFECTIVE DATE
From the date of execution of this Agreement to the earlier of (i) the Effective Date (such date included); or (ii) expiration of Term 1, Term 2 or Term 3, as the case may be, in accordance with the provisions of Section 5.2 above:
7.1. CLAXSON CHILE shall provide GLR CHILE with bimonthly reports about any relevant events and circumstances that have or may have a material adverse effect on the business of IARC and its Affiliates.
7.2. IARC may prepay the Syndicated Loan in whole or in part.
7.3. Conduction of Business: CLAXSON CHILE agrees to conduct the business of IARC and its Affiliates in accordance with the ordinary course of business and in a manner that is consistent with past practices. CLAXSON CHILE shall make its best effort to maintain the corporate and administrative organization of IARC and its Affiliates, the development of their activities, and their relationship with clients and suppliers and other parties with whom they may have a substantial business relationship. For illustrative purposes and without limitation, CLAXSON CHILE shall not do any of the following with respect to IARC or the Affiliates, without GLR CHILE’s prior consent:
(i) amend by-laws. By-laws may be amended with GLR CHILE’S prior consent, provided that they have not or may not have a Material Adverse Effect, as defined in Section 7.4 below;
(ii) change the capital stock or create liens of any kind on the shares or any material assets owned by it; for this purpose, the term assets shall particularly mean broadcasting licenses, trademarks currently owned by it, and all major broadcasting equipment and assets;
(iii) declare and/or pay dividends or other benefits in cash or in kind;
(iv) resolve to acquire other companies or assets related to the Radio Business in an amount in excess of US$100,000, incur indebtedness, commitments or liabilities outside the ordinary course of business, and create guaranties for third-party liabilities;
(v) voluntarily modify, in a manner that is extraordinary or inconsistent with past practice in the ordinary course of business, the conditions of employment and compensation applicable to employees and other associates, or agree to pay extraordinary indemnities to managers, directors or employees;
(vi) allow IARC and/or the Affiliates to hire additional Personnel outside the ordinary course of business;
(vii) modify recording procedures or accounting and tax policies in any material aspect, except as permitted by applicable law;

(viii) settle and/or make non-mandatory payments in respect of claims, lawsuits or proceedings of any nature in which it may be involved, in an aggregate amount in excess of US$75,000;
(ix) prepay obligations of IARC and/or the Affiliates, except for total or partial prepayment of the Syndicated Loan, in accordance with the provisions of Section 7.2 above;
(x) enter into agreements or incur obligations outside the ordinary course of business with affiliates or other related parties. This type of agreements may be entered into, and this type of obligations may be incurred, with GLR CHILE’s prior consent, provided that they do not and may not have a Material Adverse Effect, as defined in Section 7.4 below;
(xi) make up to three amendments that are extraordinary or outside usual market practice, to service agreements with professionals or consultants, in an amount in excess of US$100,000, which amendments should be previously approved by GLR CHILE; and
(xii) enter into new agreements outside the ordinary course of business or in a manner that is inconsistent with IARC’s past practice or usual market practice.
7.4. Notice about Adverse Events; Material Adverse Effects. From the date of execution of this Agreement to the earlier of (i) the Effective Date (such date included); or (ii) expiration of Term 1, Term 2 or Term 3, as the case may be, in accordance with the provisions of Section 5.2 above, CLAXSON CHILE shall inform GLR CHILE about any event that has or is reasonably likely to have a Material Adverse Effect on IARC and/or the Affiliates.
As used herein, “Material Adverse Effect” shall mean any fact, event or material adverse change in the business or financial condition of IARC and/or its Affiliates considered as a whole, the impact of which on the consolidated financial statements of IARC and the Affiliates is a decrease in shareholders’ equity in excess of TWO HUNDRED FIFTY THOUSAND DOLLARS (US$ 250,000) in the aggregate.
The following shall be excluded from this definition of Material Adverse Effect:
(i) changes that generally affect the industry and market where IARC and the Affiliates operate (including without limitation, changes due to the seasonal nature of the business), or (iii) changes arising from legal and regulatory provisions issued by governmental authorities that generally affect the radio broadcasting industry; or
(ii) contingencies expressly excluded by the Parties.
ARTICLE EIGHT — REPRESENTATIONS AND WARRANTIES OF CLAXSON CHILE AND THE GUARANTOR
CLAXSON CHILE and the GUARANTOR hereby represent and warrant that the following statements are accurate as of the date of execution of this Agreement and, as stated below, shall be accurate as of the Effective Date:
8.1.	Organization and Authority of SELLER. CLAXSON CHILE is a corporation duly organized and existing in accordance with the laws of Chile, and has the requisite corporate power to enter into this Agreement and perform its obligations hereunder. Execution of this Agreement and performance of the obligations contemplated hereby have been duly authorized by all requisite corporate action on the part of CLAXSON CHILE. This Agreement has been executed by SELLER and, assuming that this Agreement constitutes a valid and binding obligation of BUYERS, it is enforceable against SELLER in accordance with its terms.

8.2.	Title to the Shares of IARC and the Affiliates. As of the date of execution of this Agreement SELLER is and as of the Effective Date shall continue to be, the owner of record of IARC shares and indirectly of the Affiliates’ shares listed in Annex 1 hereto, in each case, free and clear of any and all liens, charges, options, pledges and third-party claims (“Liens”). Upon consummation of the transactions contemplated in this Agreement, SELLER shall transfer to BUYERS valid title to IARC shares and indirectly to the Affiliates’ shares and accordingly to the Radio Business. As of the Effective Date, the abovementioned shares shall be fully subscribed and paid in, and shall include all of their respective rights to dividends. The abovementioned shares shall be the only shares of IARC and the Affiliates. The pledges and prohibitions with respect to the shares established in accordance with the terms of the Syndicated Loan, as listed in Annex 5 hereto, are excluded from this provision.

8.3.	Organization and Authority of IARC and the Affiliates.
8.3.1.	IARC and each Affiliate is a corporation or a limited liability company, as the case may be, duly organized and existing in accordance with the laws of Chile.

8.3.2.	IARC and its Affiliates have, and as of the Effective Date shall continue to have, possession and control of their respective corporate and accounting books.
8.4.	Capitalization. There are no, and as of the Effective Date there shall be no, other options, share exchange agreements or other commitments whereby SELLERS are under an obligation to issue, sell, buy, return or redeem any of IARC’s or the Affiliates’ shares.

IARC has no affiliates other than as listed in Annex 1 hereto.

8.5.	No Conflict, Consent or Approval.
8.5.1.	Execution of this Agreement by SELLER does not breach or conflict with: (a) any provision of the by-laws of IARC or the Affiliates; (b) any court resolution, law or regulation applicable to SELLER, IARC or the Affiliates, other than as required by reason of BUYERS’ involvement; (c) any promissory note, bond, mortgage, loan, license, contract or other instruments or obligations to which SELLER, IARC or the Affiliates are a party; except as provided in the Syndicated Loan and evidenced in the consent granted by the Bank Creditors under the Syndicated Loan and related documents (Annex 16 hereto) and other than the Consent referred to in Article Five above.

8.5.2.	No consent or approval by, and no recording, filing or presentation with, any court, administrative agency or committee of any kind, whether local or foreign (“Governmental Authority”) is required in connection with performance by SELLER of its obligations under this Agreement, other than the Consent.
8.6.	Financial Statements.
8.6.1.	Annex 8.6 contains true and accurate copies of (i) the individual audited financial statements of IARC as of December 31, 2005, in FECU format (the “Audited Financial Statements”); (ii) the audited consolidated financial statements of IARC and its Affiliates as of December 31, 2005, in FECU

format (the “Audited Consolidated Financial Statements”); the unaudited individual financial statements of the Affiliates as of December 31, 2005, in FECU format (the “Unaudited Individual Affiliate Financial Statements”) (jointly with the Audited Financial Statements and the Audited Consolidated Financial Statements, hereinafter referred to as the “Financial Statements”).

Except as provided in Annex 8.6 hereto, the Financial Statements: (a) present a true and fair view of the financial condition and results of operations of IARC and the other Affiliates, as the case may be, as of the date and for the period stated thereon; (b) have been prepared in accordance with generally accepted accounting principles in Chile (“GAAP”) and in accordance with past practices, consistently applied throughout the periods involved, except as stated on the Financial Statements, the notes or schedules thereto.

8.6.2.	Except as provided in Annex 8.6 hereto, IARC and the Affiliates have kept, and until the Effective Date shall continue to keep, their books in accordance with applicable law. As of the Effective Date, there shall be no relevant transaction or obligation that is not duly recorded in their respective accounting books.

8.6.3.	Ever since the date of the Financial Statements there has been no Material Adverse Effect on the financial condition and results of operations reflected therein, and the relevant companies have been managed in the ordinary course of business, except as provided in Annex 8.6 hereto.

8.6.4.	In the event that the Effective Date has not taken place before, and as soon as they are available, SELLER shall provide BUYERS with a copy of the documents comprised in the financial statements referred to in Section 8.6.1. above, in respect of fiscal year 2006 and, where applicable, fiscal year 2007. The shareholders’ equity of IARC and the Affiliates reflected in those documents shall not be lower than the shareholders’ equity reflected in the Audited Consolidated Financial Statements.
8.7.	Except as provided in Annex 8.6 hereto, as of the Date of this Agreement and as of the Effective Date, IARC and its Affiliates have no debts owing to credit entities (other than the Syndicated Loan) or financial debts owing to CLAXSON companies, and where applicable have reestablished their financial balance within the terms provided by applicable law.
8.8.	Except as provided in Annex 8.6 hereto, sufficient provision has been made in the Financial Statements for all bad debts and doubtful accounts; there are no debts owing to IARC or the Affiliates as of the Effective Date, other than debts incurred in the ordinary course of business.

8.9.	Taxes
Except as provided in Annex 8.9 hereto, IARC and its Affiliates:
8.9.1.	Have duly filed and shall have duly filed their tax returns of any nature required by all applicable tax administrative laws and regulations (the “Tax Returns”), and the Tax Returns are accurate, complete and correct; all tax liabilities of those companies have been duly discharged.

8.9.2.	Have prepared the Tax Returns in good faith, in accordance with applicable tax laws and regulations.

8.9.3.	Have paid and shall have paid or duly provided, as of the Effective Date, for all applicable governmental charges (including taxes, charges, patents, duties and fees) payable under applicable law, and are current in their payment, in respect of both their own taxes and those taxes that they are under an obligation to pay as a third-party obligor, except for taxes the maturity date of which falls after this date, which have been duly provided for in accordance with GAAP.

8.9.4.	Are not aware of any summons, calculation, draft, claim, ongoing revision or lawsuit in connection with tax matters, of which IARC and/or the Affiliates have been notified, or about which IARC and/or the Affiliates have written evidence that they are about to be filed against them, and no tax contingencies other than as stated in Annex 8.9 hereto; neither IARC nor the Affiliates have been notified, verbally or in writing, about any audit or investigation in connection with taxes paid or that should have been paid by them;

8.9.5.	Have established and as of the Effective Date shall have established, in accordance with GAAP, and have applied in a manner that is consistent with past accounting practices, sufficient reserves and provisions to pay all taxes accrued.

8.9.6.	For purposes of this clause, the term “taxes” shall include all tax liabilities, that is to say, the full amount of taxes plus any applicable interest, penalties and additional amounts.
8.10.	Contracts, Agreements and Practices.
Except as provided in Annex 8.10 hereto:
8.10.1.	All material contracts to which IARC and the Affiliates are a party are valid and binding on IARC and the Affiliates, as the case may be, in accordance with their terms, and are basically in line with standard practice in this field of activity in Chile.

8.10.2.	Neither IARC nor the Affiliates have supplied guaranties, “avales” or security interests for the benefit of third parties that remain in force, except under the Syndicated Loan and as listed in Annex 5 hereto.

8.10.3.	As of the Effective Date, IARC and its Affiliates shall not have any agreement in force with related parties of SELLER.
8.11.	Liens. Except for the assets and rights of IARC and the Affiliates encumbered in connection with the Syndicated Loan —as listed in Annex 5 hereto-, there are no liens on the assets or rights of IARC and its Affiliates in favor of third parties.

8.12.	Real and Personal Property
8.12.1.	Annex 8.12 includes a list of all real property and other important assets (transmission equipment, antennas, towers, editing, recording and post-production equipment) owned by IARC and the Affiliates. Annex 8.12 includes a list of real property and other assets leased by IARC and the Affiliates.

8.12.2.	Real and personal property and other assets included in the Financial Statements are owned by IARC and the Affiliates, as the case may be, free and clear of any third-party claims and liens of any nature, except as provided in Annex 8.12 hereto.

8.12.3.	Except as provided in Annex 8.12 hereto, all such property and assets are, and as of the Effective Date shall be, in good working order, normal wear and tear excepted, and shall be in a condition to be used for their intended purpose.

8.12.4.	No asset listed in Annex 8.12 shall be disposed of, encumbered or leased other than in the ordinary course of business after the date hereof, except as provided in Annex 8.12 hereto.
8.13.	Trademarks.
8.13.1.	IARC and its Affiliates are the owners of, or have the right to use, the trademarks that identify the eight radio stations operated by IARC and the Affiliates in Chile under the names of “Imagina”, “Rock and Pop”, “Concierto”, “Futuro”, “FM Dos”, “Corazón”, “Pudahuel” and “FM Hit”. The relevant trademark registration numbers are listed in Annex 8.13 hereto. The only liens or encumbrances affecting any such trademarks are listed in Annex 5 hereto.

8.13.2.	As of the date of this Agreement, SELLER has not -to the best of its knowledge and belief- violated any third-party industrial or intellectual property rights, and has not failed to perform its obligations under industrial or intellectual property right agreements in a manner that can be reasonably expected to result in a claim, revocation of license, cost or liability.

8.13.3.	All software licenses of SELLER used by IARC and the Affiliates shall remain in force for four months after the Effective Date, in order to ensure continuity of services after the transaction has been completed.
8.14.	Compliance with Laws. Litigation.
8.14.1.	To the best of the SELLER’s knowledge and belief, IARC and the Affiliates have conducted their respective businesses in all material respects in accordance with all applicable laws and regulations, including industrial health and safety and environmental protection laws and regulations.

8.14.2.	There is not pending or —to the best of the SELLER’s knowledge and belief- threatened against IARC and/or the Affiliates, any claim, action, litigation, administrative proceeding or arbitration that may have a Material Adverse Effect (as defined in Section 7.4 above) on the business, assets, or financial condition of IARC and/or the Affiliates or on the transaction subject matter hereof, and there is not pending or threatened, and there are no circumstances that could result in, any legal or administrative proceeding that, if unfavorably resolved, could have a Material Adverse Effect on the business, assets, or financial condition of IARC and/or the Affiliates or on the transaction subject matter hereof. An exception is made in respect of an ongoing investigation by the Attorney General in Economic Matters (“Fiscalía Nacional Económica”) in connection with the radio broadcasting industry and the impact of this transaction.
8.15.	Broadcasting Licenses
8.15.1.	IARC and its Affiliates hold the broadcasting licenses listed in Annex 8.15 hereto, where their effective and termination dates are stated. Additionally,

IARC and its Affiliates have participated in certain bidding processes that remain pending resolution, as provided in Annex 8.15 hereto. Annex 8.15 further includes a list of licenses operated but not owned by IARC and its Affiliates.

8.15.2.	As of the Effective Date, IARC and its Affiliates shall hold the requisite licenses and permits to operate the Radio Business; execution and performance of this Agreement shall not result in termination or other Material Adverse Effect that precludes operation of the Radio Business in substantially similar conditions to the ones prevailing as of the date of execution of this Agreement by SELLER.

8.15.3.	IARC and its Affiliates are the only related companies of Claxson Interactive Group, Inc. that operate the Radio Business in Chile. There are no liens or charges on the present broadcasting licenses of IARC and its Affiliates other than as arising under the Syndicated Loan (Annex 5).
8.16.	Employment and Service Contracts.
8.16.1.	Annex 8.16 includes a list of all employees of IARC and the Affiliates, as well as employees of SELLER to be transferred to IARC before the Effective Date (“Personnel”) as of November 2006, as evidenced by the official records of the relevant companies, including their seniority, whether they are permanent, temporary or other type of employees, their wages, job titles and whether or not they are part of an external pension plan, or their condition as beneficiaries under pension commitments assumed by IARC and/or the Affiliates. SELLER is not negotiating any material changes to the terms and conditions of any such contracts, except —where applicable- for collective bargaining that started before the date of this Agreement and does not reasonably exceed standard market conditions.

8.16.2.	The number of workers stated in Annex 8.16 hereto is all Personnel hired by IARC and/or the Affiliates and SELLER as of November 2006.

8.16.3.	On and after the date of this Agreement and until the Effective Date, IARC and/or the Affiliates have complied with all labor and social security legal and regulatory provisions applicable to their respective employees and are, and as of the Effective Date shall be, current in payment of all their social security and health insurance liabilities, and have paid in full and in a timely fashion all compensation accrued (including bonuses agreed upon or stipulated in accordance with past policies of IARC and/or the Affiliates, and benefits owing to Personnel, as well as withholding taxes and applicable social security and health insurance rates). Compensation payable to Personnel by IARC and its Affiliates complies in all material aspects with the provisions of collective bargaining agreements in force and all other applicable labor laws and regulations. Over the last 12 months, IARC and/or the Affiliates have not fired any employee in breach of the applicable legal provisions.

8.16.4.	Annex 8.16 includes a list of all service contracts with professionals and consultants, including without limitation, speakers, performers, technicians, consultants, etc., as evidenced by the respective companies’ official records, including a description of the main conditions thereof (duration, consideration, etc.). IARC and the Affiliates are, and as of the Effective Date shall be, current in performance of their obligations under all such contracts, which shall not be amended, except for renewal thereof in standard terms and conditions as IARC and/or the Affiliates may deem necessary in order to maintain the programming of IARC and the Affiliates.

8.16.5.	As stated in the immediately preceding paragraphs, IARC and/or the Affiliates shall not have assumed any obligation to make payment in cash or in kind, in excess of the lawfully mandatory amounts, in the event of termination, resignation or retirement of their respective employees or directors. Neither IARC nor the Affiliates have incentive compensation, employee share ownership schemes, agreements or covenants regarding compensation for the number of years of service in excess of the lawfully mandatory amounts, deferred compensation or other arrangements (including arrangements that, as a result of a change in the shareholding or management of IARC and/or an Affiliate, could result in a payment obligation by IARC and/or an Affiliate in favor of any party, including current directors and officers of IARC and/or any Affiliate, or similar plans with or for the benefit of executives, workers, representatives or directors of IARC and/or the Affiliates). Additionally, neither IARC nor the Affiliates have extended loans to their respective directors or workers that have matured or remain outstanding.

8.16.6.	There are no claims pending or, to the best of the SELLER’s knowledge and belief, threatened, for lack of payment or conflicting interpretations of the benefits or compensation agreed upon in individual contracts or collective bargaining agreements, penalties, interest, audits, investigations, releases or summonses in connection with labor or social security obligations arising from current employment relations with the employees of IARC and/or the Affiliates, including before the Labor Bureau (“Dirección del Trabajo”) or the Labor Supervision Board (“Inspección del Trabajo”).

8.16.7.	There are no amounts owing to the directors of IARC and/or the Affiliates as fees, profit-sharing or otherwise. The directors and managers who shall submit their resignations as a result of this transaction have no debts owing to IARC and/or the Affiliates.

8.16.8.	As of the date of this Agreement SELLER is not aware that IARC or its Affiliates are in the process of collective bargaining with their respective workers, and is not aware of any organizing activities or processes designed to establish a new union or start a new collective bargaining process. SELLER is not aware of any actual or threatened claim, report or legal or administrative action on the grounds of breach of social security provisions.

8.16.9.	To the best of the SELLER’s knowledge and belief, the contractors of IARC and/or the Affiliates as of the date of this Agreement are current in payment of their respective social security and labor liabilities.
8.17.	No Material Adverse Effect.

In the course of their respective businesses IARC and/or the Affiliates have not executed (except as provided in the Syndicated Loan) and in general shall not execute until the Effective Date, any contract or agreement that, as a result of execution of this Agreement and performance hereunder, may be terminated by the counterparty or entitles the counterparty to amend unilaterally the terms of any such contract or agreement, or that has a Material Adverse Effect on IARC or its Affiliates.

8.18.	Neither IARC not the Affiliates have defaulted any of their obligations or agreements for which they are responsible, that materially and adversely affect the ordinary course of IARC’s and the Affiliates’ businesses or that have a Material Adverse Effect.

8.19.	Insurance. IARC and the Affiliates have taken the insurance policies listed in Annex 8.19 hereto on their respective assets, businesses and employees that provide them with coverage against insurable contingencies in accordance with reasonable standards and standard industry practice in these matters; no material claim has been submitted under any such insurance policies.

8.20.	By-laws. Copies of the current by-laws of IARC and the Affiliates are enclosed as Annex 8.20 hereto. All the rights and obligations of the shareholders of IARC and the Affiliates are established in the said by-laws, and there are no rights, obligations or contractual covenants outside the by-laws.

8.21.	Brokers. There is no broker, agent or financial advisor or any other party that is entitled to collect commissions, financial advisory fees or compensation in connection with the transactions contemplated in this Agreement.

8.22.	General. All information regarding IARC and the Affiliates included in this Agreement and the documents referenced herein, supplied to BUYERS is true, complete and accurate in all material respects.

The information reflected in the Annexes to this Agreement is included in order to make BUYERS aware of the exact condition of IARC and the Affiliates as of the date hereof, and does not diminish, exclude or release any potential indemnity obligation by SELLER and/or the GUARANTOR, except as provided in Section 7.4(ii) above, and except for claims in an amount below TWO HUNDRED FIFTY THOUSAND DOLLARS (US$ 250,000) as provided in Section 10.5 below, in either case, within the indemnity cap of EIGHT MILLION DOLLARS (US$ 8,000,000) established in Section 10.6 below.

Likewise, the indemnity obligations of SELLER and/or the GUARANTOR shall not be limited by the outcome/findings of BUYERS as a result of the limited due diligence procedure carried out before execution of this Agreement.

The Parties expressly agree that the qualifications and information related to the representations and warranties of SELLER contained in this Agreement and the Annexes hereto refer to all of the representations and warranties of SELLER, even where no reference is made to a particular representation or warranty.
ARTICLE NINE.—REPRESENTATIONS AND WARRANTIES OF BUYERS
9.1.	Organization and Authority of BUYERS. GLR CHILE is a limited liability company duly organized and existing in accordance with the laws of Chile, while GLR is a corporation duly organized and existing in accordance with the laws of Delaware, United States of America; both have the requisite corporate power to enter into this Agreement and perform their obligations hereunder. Execution of this Agreement and performance of the obligations contemplated herein have been duly authorized by all requisite corporate action on the part of BUYERS. This Agreement has been executed by BUYERS and, assuming that this Agreement constitutes a valid and binding obligation of SELLER, it is enforceable against BUYERS in accordance with its terms.

9.2.	No Conflict, Consent or Approval. Execution of this Agreement by BUYERS does not breach or conflict with: (a) any provision of the by-laws of BUYERS; (b) any court resolution, law or regulation applicable to either BUYER; (c) any promissory note, bond, mortgage, loan, license, contract or other instruments or obligations to which either BUYER is a party. No consent or approval by, and no recording, filing or presentation with, any court, administrative agency or committee of any kind, whether local or foreign (“Governmental Authority”) is required in connection with performance by BUYERS of their obligations under this Agreement, other than the Consent referred to in Article Five above.

9.3.	Litigation. There is no claim, action, complaint, investigation or proceeding pending or, to the best of the BUYERS’ knowledge and belief, threatened against or affecting BUYERS in connection with this Agreement or generally in connection with execution and performance hereof.

9.4.	Funding. BUYERS have sufficient financial resources to pay the Purchase Price in the terms contemplated in this Agreement.

9.5.	Brokers. There is no broker, agent or financial advisor or any other party that is entitled to collect commissions, financial advisory fees or compensation in connection with the transactions contemplated in this Agreement.

9.6.	Representations. All information regarding BUYERS included in this Agreement and the documents referenced herein, supplied to SELLER is true, complete and accurate in all material respects, and there is no fact or matter that has not been disclosed that could render any such information and documents false, inaccurate or misleading in any material respect as of the date of this Agreement.
ARTICLE TEN — INDEMNITY
(i) Indemnity.- CLAXSON CHILE and the GUARANTOR jointly and severally assume liability to, and agree to indemnify and hold harmless, the BUYERS, IARC and the Affiliates (including their respective managers, officers, employees and agents) in the terms of this Agreement from and against any and all damages, including reasonable legal fees and expenses incurred directly in connection with the relevant claims for damages (hereinafter “Damages”) suffered by IARC or any of the Affiliates, arising from any error, omission, inaccuracy (including hidden liabilities) in the representations of SELLER included in Article Eight above, or otherwise arising from nonperformance by SELLER of its obligations under this Agreement, in either case, subject to the terms, stipulations and limits established herein, it being understood that SELLERS, IARC and the Affiliates shall not be indemnified in respect of the same event, and accordingly no duplication of indemnity shall exist in respect of any one event.
(ii) Any claims eventually submitted by BUYERS to CLAXSON CHILE and/or the GUARANTOR, as well as any claims submitted by third parties against IARC and/or the Affiliates and/or BUYERS under this Article are jointly referred to as the “Claim” or “Claims”, as the case may be.
10.1.	Terms. SELLER and/or the GUARANTOR shall indemnify BUYERS in respect of Claims submitted within the following terms:
10.1.1.	Claims against IARC and/or the Affiliates and/or BUYERS (in the event that joint and several liability is invoked), in connection with tax, labor, social security and pension matters, until the relevant cause of action becomes barred by the statute of limitations;

10.1.2.	Claims that BUYERS may submit to CLAXSON CHILE as provided in 10.1 above and particularly in connection with Hidden Liabilities, for a term of three (3) months after the date when the audited Financial Statements of IARC become available in respect of the first fiscal year closed after the Effective Date;
10.1.3.	All other third-party Claims filed within 18 months after the Effective Date.
10.2.	Third-party Claims.- In the case of third-party Claims referred to in 10.2.1 and 10.2.3 above (including without limitation claims in connection with tax, labor, social security and pension matters), the following procedure shall apply:
10.2.1.	Within fifteen (15) business days after BUYERS become aware of a third-party Claim, BUYERS shall notify CLAXSON CHILE accordingly and shall request indemnity therefor (the “Notice of Potential Damages”).

10.2.2.	The Notice of Potential Damages shall include a copy of the document containing the third-party Claim and the estimated amount of Damages, with a breakdown of the items included in them, if known.

10.2.3.	Within ten (10) business days following receipt of a Notice of Potential Damages, CLAXSON CHILE shall notify BUYERS:
(a)	if CLAXSON CHILE denies —with cause- that the third-party Claim may result in an obligation to indemnify in accordance with the standards established in this Agreement, in which case BUYERS may exercise any defense they deem convenient, without prejudice to their right to seek Indemnity from CLAXSON CHILE in the terms of this Article. In any case, CLAXSON CHILE, acting by itself or through counsel of its choice, may request and shall be entitled to obtain full information regarding the Claim in question, irrespective of the status of the proceedings;

(b)	if they accept that the third-party Claim may result in an obligation to indemnify, in which case CLAXSON CHILE shall choose in their answer any one of the following alternatives:

(i) instruct BUYERS to accept the third-party Claim, whereupon CLAXSON CHILE shall bear the full amount thereof and shall be obligated to pay the amount of the indemnity within the next following five (5) business days.

(ii) assume the defense of the Claim, in which case CLAXSON CHILE shall bear the consequences of the related judicial or extrajudicial proceedings and shall be entitled to exercise the defense it deems most convenient in the face of the third-party Claim, and CLAXSON CHILE shall bear any and all expenses, fees and costs arising from such defense, both in and out of court, and shall be liable for any and all Damages arising from the third-party Claim. In any case, BUYERS, acting by themselves or through counsel of their choice, may request and shall be entitled to obtain full information regarding the Claim in question, irrespective of the status of the proceedings. BUYERS in turn shall provide all requisite information so that CLAXSON CHILE may defend its interests, and shall cooperate with CLAXSON CHILE, including by granting powers of attorney in favor of counsel designated by CLAXSON CHILE.

(iii) waive the right to defend the Claim, in which case defense shall be directed by BUYERS. In any case, CLAXSON CHILE, acting by itself or through counsel of its choice, may request and shall be entitled to obtain full information regarding the Claim in question, irrespective of the status of the proceedings.
10.2.4.	In the event that CLAXSON CHILE fails to respond to the Notice of Potential Damages when due, it shall be deemed to accept the Claim in the terms of paragraph 10.3.3(b)(i) above, whereupon CLAXSON CHILE shall be under an obligation to pay the amount of indemnity within the next following five (5) business days.

10.2.5.	CLAXSON CHILE shall be under no obligation to pay the amount of Damages as long as there is not a final legal, arbitration or administrative decision in the matter, except in the cases contemplated in 10.3.3.b(i) and 10.3.4 below, or where an actual disbursement is to be made or there are Damages on the part of IARC and the Affiliates and/or BUYERS (for instance, where the relevant legal, arbitration or administrative decision has been provisionally enforced).

10.2.6.	As an exception and without detriment to the Parties’ obligations under this Article, in the event that, because of the brevity of the procedural terms within which the right of defense is to be exercised, it is not possible to abide by the terms established in this Article, those terms shall be adjusted by mutual agreement of the Parties to the extent necessary in order to enable actual exercise of the right of defense. Additionally, where procedural terms are so short that they make it impossible to follow the procedure established in this Article, not even by adjusting the terms contemplated in it, as an exception BUYERS may defend the Claim, in which case BUYERS agree to act with the utmost diligence.
10.3.	Claims by BUYERS.
In the case of a Claim or Claims by BUYERS against CLAXSON CHILE as provided in paragraph 10.1 above, the following procedure shall apply:
10.3.1.	Within the term established in 10.2.2 above, BUYERS shall notify CLAXSON CHILE of the Claim, such notice to be accompanied by a copy of the financial statements from which the Claim arises, and shall request indemnity therefor (the “Notice of Potential Damages”). The said notice, which shall include a description of Damages, their value and any other information that BUYERS may deem advisable as grounds for their Claim, shall be accompanied by a certificate issued by the auditors of IARC and/or the Affiliates, regarding Damages.

10.3.2.	Within twenty (20) business days following receipt of a Notice of Potential Damages, CLAXSON CHILE shall notify BUYERS:
a)	if CLAXSON CHILE accepts the Claim in full as submitted by the BUYERS, in which case CLAXSON CHILE shall be obligated to pay the amount of indemnity within the next following five (5) business days; or

b)	if CLAXSON CHILE fully or partially denies the existence of Damages, in which case CLAXSON CHILE shall designate, at its expense, an internationally reputable audit firm, different from the auditors of IARC and/or the Affiliates and different from the auditors referred to in the immediately following paragraph; within thirty (30)

calendar days thereafter, the audit firm shall give their opinion regarding the item or items in the financial statements giving rise to BUYERS’ Claim. In any case, CLAXSON CHILE, acting by itself or through counsel of its choice, may request and shall be entitled to obtain full information regarding the financial statements involved.
10.3.3.	In the event that the audit firms disagree as to the causes or technical interpretation giving rise to damages, any such discrepancies shall be solved by good faith negotiations, which shall result in a mutually agreeable opinion signed by both audit firms or by the Parties. In the absence of an agreement, within a term not to exceed thirty (30) calendar days after the date of the second audit firm’s opinion, the matter may be submitted by either party to the decision of the following firms: Ernst & Young Auditors or PriceWaterhouseCoopers Auditors, in that order, so that they issue a final opinion, in the understanding that the audit firm involved must have done no work for either Party within six months before the date of their involvement.

The opinion of the audit firm referred to in the last place shall be issued within a term not to exceed thirty (30) days after their appointment, shall be binding on all Parties, and the cost of the firm’s services shall be borne by both parties, share and share alike.

10.3.4.	In the event that CLAXSON CHILE fails to respond to the Notice of Potential Damages when due, it shall be deemed to accept the Claim in the terms of paragraph 10.3.2.a) above.
10.4.	Limitation to Claims. Neither CLAXSON CHILE nor the GUARANTOR shall be under an obligation to indemnity BUYERS, IARC and/or the Affiliates (including their respective directors, advisors, managers, officers, employees and agents) in respect of Claims that, individually or if added to other Damages, are equal to or lower than TWO HUNDRED FIFTY THOUSAND DOLLARS (US$250,000); the obligation of CLAXSON CHILE and the GUARANTOR to indemnify in respect of Claims shall apply to amounts in excess of that amount only.

10.5.	Indemnity and Liability Cap. The maximum accumulated amount for which CLAXSON CHILE and the GUARANTOR shall be jointly and severally liable hereunder is EIGHT MILLION DOLLARS (US$ 8,000,000).

10.6.	Any amounts payable by CLAXSON CHILE to BUYERS in accordance with the provisions of this Article shall be charged in the first place against the sum deposited in the Escrow Account as provided in Section 3.4 above and in the Escrow Agreement attached as Annex 3 hereto.
ARTICLE ELEVEN — EXPENSES
11.1.	Each Party shall bear their own expenses (including fees and expenses of counsel, accountants, investment advisors, brokers and other parties whose services are retained by a Party) incurred in connection with preparation, negotiation, authorization and execution of this Agreement, and in connection with the transactions contemplated hereby.
11.2.	The Parties agree that any and all taxes, duties and charges arising from this Agreement shall be borne by the party that is responsible for them in accordance with applicable law.

ARTICLE TWELVE — NOTICES
For all legal purposes arising herefrom, the Parties establish their addresses for notices at the following places:
SELLER:
Eliodoro Yáñez Nº1783, Providencia
Santiago, Chile.
With a copy to:
-Claxson Interactive Group, Inc.
1550 Biscayne Boulevard, Miami
Florida, United States of America
Attn.: Amaya Ariztoy
-Cariola, Díez, Pérez-Cotapos & Cía. Ltda.
Avenida Andrés Bello Nº2711, Piso 19, Las Condes
Santiago, Chile
Attn.: Francisco Javier Illanes
BUYERS:
(i) PROMOTORA DE INFORMACIONES, S.A. (PRISA)
Att. D. Miguel Satrústegui
Calle Gran Vía 32, 6a
28013 Madrid
Fax: 34-913301070
and
(ii) GLR SERVICES, INC.
Att. Juan Pablo Alvarez
4770 Biscayne Boulevard, Suite 700, Miami FL 33137, United States
Fax: 1-305-6446703
With a copy to
Philippi, Yrarrazabal, Pulido & Brunner
Att. Juan Francisco Gutiérrez and Javier Ruiz Cámara
El Golf 40, Piso 20, Las Condes
Santiago, Chile
Fax: 56-2-3643797
where any and all notices shall be validly sent. This notwithstanding, for purposes of the arbitration notice referred to in Article Twenty-two below, as well as any other notices in connection with the arbitration proceedings, the Parties agree that all such notices shall be sent via regular or certified mail, return receipt requested, to the addresses for notices designated herein, it being understood —unless there is evidence to the contrary- that any such notice is given on the tenth calendar day after it is sent. For that purpose, GLR and the Guarantor expressly waive any right to personal notice and hereby appoint CT Corporation as the “Process Agent” to validly receive any and all notices addressed to them in Miami and the State of Florida.

The addresses for notices established by the Parties shall remain valid unless a new address for notices is notified by either Party to the other. Accordingly, any and all notices sent to those addresses shall be valid and binding on the Parties.
The Parties agree that any and all notices to be given hereunder by either Party to the other shall be made in writing and delivered to the other Party at the addresses designated above, either in person or by mail, return receipt requested, or by other means of written notice.
ARTICLE THIRTEEN — PENALTY
13.1.	In the event that, once the Condition has been met before expiration of the Term 3 established in Section 5.2 above, either Party fails to perform its obligation to complete the transactions contemplated in Article Six above as of the Effective Date, the defaulting party agrees to pay to the other, as a penalty, an amount equal to:
13.1.1.	If the defaulting party is the BUYERS, SELLER shall keep the amounts deposited in the Escrow Account referred to in Article Three above.

13.1.2.	If the defaulting party is SELLER, SELLER shall be under an obligation to pay to BUYERS an amount equal to the amount deposited in the Escrow Account referred to in Article Three above, provided however that the amount actually deposited in the Escrow Account shall revert to BUYERS.
13.2.	Notwithstanding payment of the penalty established in this Article, the non-defaulting Party may demand specific performance or termination of this Agreement, in either case, plus compensation for damages suffered as a result of nonperformance, in accordance with the provisions of Section 1489 of the Civil Code of Chile.
ARTICLE FOURTEEN — NON-COMPETITION
As stated by SELLER, IARC and its Affiliates constitute all of the SELLER’s radio broadcasting business in Chile. The SELLER and Claxson Interactive Group, Inc. and its subsidiaries agree, for a term of five (5) years after the Effective Date, not to participate directly or indirectly in the radio broadcasting business in Chile, whether as shareholders, partners, creditors, advisors, employees, officers, consultants, agents or representatives of companies engaged in that business, or by providing them with professional services, technical advice or other advisory or consulting services, or by personally conducting business activities in the same industry (defined as any business related to operation and commercial exploitation of radio stations, production and marketing (including through the Internet) of, or participation in, radio programs, including digital radio.
ARTICLE FIFTEEN — RELEASE
As of the Effective Date, BUYERS acting on their own behalf and on behalf of IARC and the Affiliates, shall fully and definitively release the directors and managers that resign their positions as a result of this transaction, in connection with exercise of their roles or duties until the Effective Date, from any and all obligations, debts, covenants and duties, regardless of their nature, class, type or condition, and agree not to file any claims or actions of any kind against any such individuals as a result thereof.

ARTICLE SIXTEEN — CONFIDENTIALITY
The Parties agree that all information related to this Agreement and the transaction contemplated herein shall be strictly confidential, and no Party shall be entitled to disclose any such confidential information to third parties without the previous consent in writing of all other Parties hereto. This confidentiality obligation shall not include information shared by the Parties with their shareholders, advisors, parent companies and affiliates, or information that should be disclosed in compliance with legal provisions -in which case the Parties shall make their best efforts to agree on such disclosure previously- and, where applicable, filing of this Agreement with the Anti-trust Authorities, on a reserved and confidential basis, along with the relevant consultation.
ARTICLE SEVENTEEN — SEVERABILITY
The invalidity of any term or condition of this Agreement shall not affect the validity or enforceability of any other term or condition hereof, which shall remain valid and effective. This Agreement may be amended only by mutual agreement of the Parties. Any such amendment shall be made in writing and shall expressly refer to this Agreement, and shall become a part hereof.
ARTICLE EIGHTEEN — ANNEXES
The Annexes to this Agreement are made a part hereof for all purposes.
ARTICLE NINETEEN — JOINT AND SEVERAL GUARANTY
The GUARANTOR hereby becomes jointly and severally liable to BUYERS for punctual performance of SELLER’s obligations hereunder.
ARTICLE TWENTY — NO ASSIGNMENT
Neither Party shall assign their rights under this Agreement in whole or in part, except upon written agreement by both Parties to that effect.
ARTICLE TWENTY-ONE — GOVERNING LAW
This Agreement, its validity, effectiveness, interpretation, performance and/or nonperformance and termination shall be governed by the laws of Chile.
ARTICLE TWENTY-TWO — DISPUTE RESOLUTION
Any and all controversies that may arise in connection with this Agreement, its existence, validity, qualification, interpretation, scope, performance or termination, that cannot be resolved in a friendly manner by the Parties within sixty (60) days after written notice by the aggrieved Party to the other, shall be finally settled by arbitration administered by the International Chamber of Commerce, in accordance with the Chamber’s Arbitration Rules, by three arbitrators designated in accordance with the said Rules. Arbitration proceedings shall be conducted in Miami (United States of America) in the Spanish language. The arbitrators shall settle the matter in accordance with the laws of Chile.
The Parties expressly agree to abide by the resulting arbitration award.

ARTICLE TWENTY-THREE — JOINT AND SEVERAL LIABILITY
GLR CHILE and GLR hereby become jointly and severally liable to SELLER for full and punctual performance of their respective obligations under this Agreement and the Escrow Agreement.
ARTICLE TWENTY-FOUR — POWERS OF ATTORNEY
The powers of Mr. José Antonio Ituarte to act on behalf of CLAXSON CHILE S.A. are evidenced in a deed executed before Eduardo Avello Concha, a Notary Public in Santiago, Chile, on December 21, 2006.
The powers of Mr. Roberto Vivo Chaneton to act on behalf of CLAXSON INTERACTIVE GROUP are evidenced in a Resolution of the Board of Directors of CLAXSON INTERACTIVE GROUP dated December 14, 2006.
The powers of Mr. Jaime de Polanco Soutullo to act on behalf of GRUPO LATINO DE RADIODIFUSION CHILE LIMITADA are evidenced in a deed executed before Raúl Undurraga Laso, a Notary Public in Santiago, Chile, on December 29, 2004, recorded under No. 8063-2004.
The powers of Mr. Augusto Delkader Teig to act on behalf of GLR SERVICES, INC. are evidenced in a Resolution of the Board of Directors of GLR SERVICES, INC. dated December 21, 2006.
IN WITNESS WHEREOF, the Parties have executed this Agreement in two counterparts dated as of the same date, and acknowledge that any such counterpart that is signed via fax shall be fully valid.

/s/ Jose Antonio Ituarte CLAXSON CHILE, S.A	/s/ Jaime de Polanco Soutullo GRUPO LATINO DE RADIODIFUSION CHILE LIMITADA

/s/ Jose Antonio Ituarte CLAXSON INTERACTIVE GROUP, INC.	/s/ Augusto Delkader Teig GLR SERVICES, INC.
ADDENDUM: In order to facilitate identification of the Annexes to this Agreement, the Parties agree that the following individuals shall be specifically authorized to initial those Annexes:
(a) For Claxson Chile S.A. and Claxson Interactive Group, Inc.: any one of Ricardo Berdickeski Sommerfeld, Oscar Ferrari García and Carolina Pardo Sas.
(b) For Grupo Latino de Radiodifusión Chile Limitada and GLR Services, Inc.: any one of Javier Cortezón and Bernardo García.